                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 333-61668

                            Mirant Mid-Atlantic, LLC
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            (Exact name of registrant as specified in its charter)

         1155 Perimeter Center West, Suite 100, Atlanta, Georgia 30338
                                 (678) 579-5000
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

               Series A 8.625% Exchange Pass Through Certificates
               Series B 9.125% Exchange Pass Through Certificates
              Series C 10.060% Exchange Pass Through Certificates
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           (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [x]
     Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date: Less than 300 persons
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         Pursuant to the requirements of the Securities Exchange Act of 1934, Mirant Mid-Atlantic, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: August 27, 2003                 By:   /s/ Dan Streek
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                                      Name:  Dan Streek
                                      Title: Vice President and Controller
                                             (Principal Accounting Officer)